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                                                                     EXHIBIT 8.2


                      [LETTERHEAD OF FERGUSON & COMPANY]



                               DECEMBER 21, 1998



BOARD OF DIRECTORS
COMMUNITY SAVINGS BANK, SSB
708 S. CHURCH STREET
BURLINGTON, NORTH CAROLINA  27215

                    PLAN OF CONVERSION, SUBSCRIPTION RIGHTS
                    ---------------------------------------

DIRECTORS:

     Terms used in this letter not otherwise defined herein have the same meanings for such terms in the Plan of Holding Company Conversion (the "Plan of Conversion") adopted by the Board of Directors of Community Savings Bank, SSB, Burlington, North Carolina ("Community" or "Bank"), under which the Bank will convert from a mutual savings bank to a stock savings bank and issue all of the Bank's stock to First Community Financial Corporation (the "Holding Company"). Simultaneously, the Holding Company will issue shares of common stock (the "Common Stock").

     We understand that in accordance with the Plan of Conversion, subscription rights to purchase shares of Common Stock in the Holding Company are to be issued to (1) Eligible Account Holders, (2) the Bank's tax qualified employee stock ownership plan, (3) Supplemental Eligible Account Holders, (4) Other Members, and (5) employees, officers and directors of Community. Based solely upon our observation that the subscription rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal laws or the position of the Internal Revenue Service with respect to such issue, we are of the opinion that:

     (1)  the subscription rights will have no ascertainable market value; and

     (2) the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

     Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates and other external forces (e.g., natural disasters or significant global events) occur from time to time and may materially affect the value of thrift stocks as a whole or the Holding Company's value. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the Conversion will thereafter be able to sell such shares at the same price paid in the Subscription Offering.

                                        Sincerely,


                                        /s/ Robin L. Fussell

                                        Robin L. Fussell
                                        Principal